Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Chembio Diagnostics, Inc.
Medford, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2018, relating to the consolidated financial statements and financial statement schedule of Chembio Diagnostic, Inc., and the effectiveness of Chembio Diagnostic, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

/s/BDO USA LLP

New York, NY

September 18, 2018